EXHIBIT 4.12


                                      YORK
                                  MEDICAL INC.


YORK MEDICAL INC.
5045 Orbitor  Drive
Bldg. 11, Suite 400
L4W 4Y4
Tel:  (905) 629-9761
Fax:  (905) 629-4959
Internet: yorkmed@astral.magic.ca


                                                               November 23, 1995

CIMYM INC.
5045 Orbitor Drive
Building 11, Suite 400
Mississauga, Ontario L4W 4Y4


Dear Sirs:

We refer to the assignment and assumption agreement dated as of November 22, 1995 among CIMYM INC. and York Medical Inc. ("YMI") pursuant to which YMI assigned to CIMYM INC. all of YMI's right, title and interest in and to the Licensing Agreement (as defined therein).

YMI agrees to conduct or arrange for the conduct of the appropriate studies and clinical trials of the products and processes to which CIMYM INC. was assigned rights under the Licence Agreement, and to pay, or cause to be paid, the cost of any such studies and trial so conducted, subject to reimbursement by CIMYM INC. as described below. YMI shall, in agreement with CIMYM INC., determine the nature and protocol of any study or trial so conducted. Notwithstanding the foregoing, YMI shall have no obligation to conduct or arrange for the conduct of any study or trial where such study or trial would be commercially or scientifically unreasonable in the circumstances, as determined by YMI in its sole discretion. In addition, YMI shall pay the initial organizational expenses and the administrative expenses of CIMYM INC. which expenses shall constitute expenses to be included in the calculation of the "Net Revenues" described in the Licence Agreement between CIMYM INC. and YMI.


                                               Yours very truly,

                                               York Medical Inc

                                               by:
                                                  -----------------------------
                                                  David G.P. Allan
                                                  Chairman

Accepted and agreed to as of November 23, 1994.

                                    CIMYM INC.



                                    by:
                                       -----------------------------------------



                                    by:
                                       -----------------------------------------
                                         on behalf of YMI's Nominee
                                         duly authorized to sign

                                    by:
                                       -----------------------------------------
                                         on behalf of CIMAB S.A's Nominee
                                         duly authorized to sign